EXHIBIT 99.4


                                Lock-Up Agreement





Bear, Stearns & Co. Inc.
383 Madison Avenue
New York, New York 10179

Dear Sirs:

            The undersigned understands that Bear, Stearns & Co. Inc., as representatives of the several initial purchasers (the "Initial Purchasers"), propose to enter into Purchase Agreement with XM Satellite Radio Holdings Inc., a Delaware corporation (the "Company"), providing for a private offering (the "Offering") of an aggregate principal amount of $300,000,000 convertible notes due 2009 of the Company. The undersigned is a holder of securities of the Company and wishes to facilitate the Offering and recognizes that the Offering will be of benefit to the undersigned.

            In consideration of the foregoing and in order to induce you to act as Initial Purchasers in connection with the Offering, the undersigned hereby agrees, for the benefit of the Company and the Initial Purchaser, that during the period beginning from the date hereof and continuing to and including the date 90 days after the date of the Offering Memorandum, the undersigned will not, directly or indirectly, without the prior written consent of Bear, Stearns & Co. Inc., offer, sell, contract to sell, swap, make any short sale, pledge, establish an open "put equivalent position" within the meaning of Rule 16a-1(h) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), grant any option to purchase or otherwise dispose (or publicly announce the undersigned's intention to do any of the foregoing) of, directly or indirectly, any shares of Common Stock or other capital stock of the Company, or any securities convertible into, or exercisable or exchangeable for, any shares of Common Stock or other capital stock of the Company that the undersigned currently beneficially owns (within the meaning of Rule 13d-3 under the Exchange
Act), directly or indirectly, or may beneficially own, directly or indirectly, in the future; provided that the foregoing shall not prohibit any conversion of the Company's Series A convertible preferred stock, Series B convertible redeemable preferred stock, Series C convertible redeemable preferred stock or Class B common stock into Common Stock. Notwithstanding the preceding sentence, during such 90-day period the undersigned may transfer in one or more transactions all or some of its shares of Class A Common Stock to its Voluntary Employees' Beneficiary Association (VEBA) trust, or to a trust or similar entity the direct or indirect beneficiary of which is its VEBA trust, provided that the transferee agrees to be bound by the provisions of this Lock-Up Agreement as if it were a party hereto.



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            The undersigned confirms that the undersigned understands that the
Initial Purchasers and the Company will rely upon the representations set forth in this agreement in proceeding with the Offering. The undersigned further confirms that the agreements of the undersigned are irrevocable and shall be binding upon the undersigned's heirs, legal representatives, successors and assigns. The undersigned agrees and consents to the entry of stop transfer instructions with the Company's transfer agent against the transfer of securities of the Company held by the undersigned except in compliance with this agreement.

                                    Very truly yours,



                                    GENERAL MOTORS CORPORATION



                                    By:  s/Anne T. Larin
                                         ------------------------
                                         Name:  Anne T. Larin
                                         Title:  Assistant Secretary

Dated:  November 19, 2004


















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